Exhibit 16
[Arthur Andersen LLP Letterhead]

May 2, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K dated April 30, 2002 of UAL Corporation and United Air Lines, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc:  Frederic F. Brace
      Senior Vice President and Chief Financial Officer, UAL Corporation